Exhibit 21.1

Subsidiaries of the Registrant

The following is a list of our subsidiaries:

Name	Subsidiary of
ClearPoint Resources, Inc.	ClearPoint Business Resources, Inc.
ASG, LLC	ClearPoint Business Resources, Inc.
StaffChex, Inc.	ClearPoint Resources, Inc.
eMgate Solutions Group, LLC	ClearPoint Resources, Inc.
ClearPoint Workforce, LLC	ClearPoint Resources, Inc.
ClearPoint HR, LLC	ClearPoint Resources, Inc.
Allied Contract Services, LLC	ClearPoint Resources, Inc.
StaffBridge, Inc.	ClearPoint Resources, Inc.
ClearPoint Advantage, LLC	ClearPoint Resources, Inc.
ClearPoint Managed Services, LLC	ClearPoint Resources, Inc.
Quantum Resource Corporation	ClearPoint Resources, Inc.
ASG, LLC	ClearPoint Resources, Inc.
Mercer Ventures, Inc.	ClearPoint Resources, Inc.